Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and effective as of May 13, 2008 between RETAMA ENTERTAINMENT GROUP, INC., a Texas corporation (the “Corporation”), and CHRISTOPHER J. HALL, an individual (the “Executive”).
     1. Employment. The Corporation and Executive hereby confirm the employment of Executive on the terms and conditions set forth herein.
          1.1 Executive covenants to perform in good faith his employment duties as outlined herein, devoting such productive time, energies and abilities to the proper and efficient management of the business of the Corporation, and as may be required to perform the duties set forth herein.
          1.2 Executive shall not, without the prior written consent of the Corporation, directly or indirectly, during the term of his employment by the Corporation and for two (2) years following termination of Executive’s employment by the Company: (i) render services of business, professional or commercial nature to any other person or entity, whether for compensation or otherwise, similar or relating to the business of the Corporation, or (ii) engage in any activity competitive with or adverse to the Corporation’s business or welfare, whether alone, as a partner or member, or as an officer, director, employee or 5% or greater shareholder of a corporation.
     2. Term of Employment. Subject to the provisions set forth herein, the term of Executive’s employment hereunder shall continue for one (1) year and thereafter for successive terms of one (1) year each unless at the option of either party upon at least thirty days’ prior written notice such employment is terminated at the end of the then current term.

     3. Duties. Executive shall be employed to assist the Corporation in establishing and operating Electronic Gaming Machines (“EGM”) at Retama Park. Executive shall provide quarterly reports to the Board of Directors of the Corporation concerning the conduct of his duties and shall be subject to such reasonable rules and policies established by the Board for all executives of the Corporation. By execution hereof, Executive also executes the Employee Confidentiality Agreement in the form annexed hereto and made a part hereof.
     4. Compensation. For all services he may render to the Corporation during the term of this Agreement, including services as officer, director or member of any committee of the Board of Directors, Executive shall receive the following compensation:
          4.1 When EGM begin commercial operation at Retama Park Racetrack or Retama Park licensed premises, for annual Net Win amounts up to $120,000,000, Executive shall receive a monthly bonus of 1/2% of monthly Net Win generated at the premises. Additionally, for annual Net Win in excess of $120,000,000, Executive shall receive a monthly bonus of 1/4% of monthly Net Win. Net Win shall mean the amount of money placed by players into an EGM less money paid out to winning players. Net Win, which may also be referred to as Net Machine Income or similar term by the Texas Lottery Commission, shall be derived by reports issued by the Texas Lottery Commission.
          4.2 Such bonus compensation, as defined in Section 4.1, shall be paid to Executive for up to ten (10) years from the time of termination, notwithstanding termination of Executive as an employee of the Corporation for any reason other than action of the Board of Directors as defined in Section 8(ii) or Cause as defined in Section 8(iii). If Executive is terminated as a result of an action of the Board of Directors as defined in Section 8(ii) and the Executive fails to take reasonable efforts to cure the defaults, for each year Executive has been employed by the Corporation, Executive shall be paid for two (2) years, until Executive has accumulated a total of ten (10) years. The first two years shall be earned on the day that EGM’s begin commercial operation at Retama Park Racetrack or Retama Park licensed premises, and each additional two years will be earned on the anniversaries of initial EGM commercial operation.
          4.3 Executive and the Board of Directors of the Corporation acknowledge that compensation due Executive herein is contingent upon the establishment of EGM at Retama Park and Executive’s active participation in such establishment and operation of EGM at Retama Park.
     5. Benefits. During the term of this Agreement, Executive shall be entitled to the benefits established for management of the Corporation from time-to-time.
     6. Disability or Death.
          6.1 If, during the Employment Period, the Executive shall die, the Corporation shall pay to such person or persons as Executive shall from time to time designate in writing as the beneficiary of such payment, or, in the absence of such designation, to Executive’s estate, (“Beneficiary”) the amount due under Section 4.1 for a period of three (3) years.
          6.2 In the event Executive’s employment hereunder shall terminate because Executive has incurred a “Disability”, as hereinafter defined, then there shall be paid to Executive the amount due under Section 4.1 for a period of five (5) years. Such payments shall commence on the first day of month next following such termination of employment. In the event Executive shall suffer an event which might reasonably be considered a Disability, either the Corporation or the Executive (or the Executive’s legal representative) shall have the right to give to the other party written notice of such termination on 15 days notice. In the event the parties shall in good faith disagree on whether Executive is suffering a Disability, final determination shall be made by a doctor reasonable acceptable to both parties. “Disability” shall mean the inability of Executive, for a continuous period of more than twelve (12) months, to perform substantially all of his regular duties and carry out substantially all of his responsibilities hereunder because of physical or mental incapacity. The Corporation shall have the right to have Executive examined by a competent doctor for purposes of determining his physical or mental incapacity.
          6.3 The obligations of the Corporation under Section 6.2 may be satisfied, in whole or in part, by payments to the Executive under disability insurance provided by the Company, and under laws providing disability benefits for employees.
     7. Change of Control.
          7.1 In the event of Executive’s termination upon a Change of Control, Executive shall receive at closing, one lump sum payment equal to the payment made in accordance with Section 4.1 in the month immediately preceding the Change of Control multiplied by seventy-six (76). Payment to Executive upon Change of Control pursuant to this Section 7.1 will cause any other payments or bonuses contemplated in this Agreement to immediately cease.
          7.2 A termination upon a Change of Control shall be deemed to occur for purposes of this Agreement in the event of a Change of Control (as defined below) upon which or within thirteen (13) months following the consummation of which: Executive does not continue to render services as set forth herein to the Corporation (or any successor or surviving corporation). For purposes of this Agreement, a Change of Control means:

          (i) Any sale, merger, consolidation, tender offer or similar acquisition of shares, or other transaction or series of related transactions (each a “Transaction”) as a result of which at least a majority of the voting power of the Corporation is not held, directly or indirectly, by the persons or entities who held the Corporation’s securities with voting power before such Transaction. This is provided, however, that any person who acquired voting securities of the Corporation in contemplation of the Transaction and who immediately after such Transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the Corporation or the surviving entity (or if the Corporation or the surviving entity is a controlled affiliate of another entity, then of such controlling entity) shall not be included in the group of those persons or entities who held the Corporation’s securities with voting power before such Transaction;
          (ii) A sale or other disposition of all or a substantial part of the Corporation’s assets, whether in one transaction or a series of related transactions; or
          (iii) Individuals who on the date hereof constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (i) or (ii) above) whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors on the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.
     8. Termination. The employment of Executive may be terminated at any time by:
          (i) Mutual agreement; or
          (ii) Action of the Board of Directors on 60 days written notice, in the event that the Board determines that Executive has not been using reasonable efforts in the performance of his duties herein, provided, however, that such termination shall not be effective if within the 30 days following receipt of such notice Executive takes reasonable efforts to cure such default. Any dispute concerning the validity of such termination shall be resolved by binding arbitration in the State of Texas; or
          (iii) The employment of Executive hereunder may be terminated by action of the Board of Directors for Cause (as defined herein), effective immediately upon the day written notice of termination for Cause is mailed or hand-delivered to Executive. For purposes of this Agreement “Cause” means any of the following conduct by Executive: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; or (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor.
     9. Indemnification. The Corporation shall indemnify Executive against expenses (including attorneys’ fees and costs of investigation), judgments, fines and amounts paid in settlement actually and reasonably incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, derivative, investigative or administrative by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or an affiliate of the Corporation or a participant in another corporation, partnership or other enterprise at the request of the Corporation if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Corporation or such other entity, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The Corporation shall pay the foregoing expenses as incurred and Executive shall repay any such amounts upon the final determination that he was not entitled to such indemnification, such determination to be by a court of competent jurisdiction. Executive shall undertake any activities involving legislation on behalf of the Corporation in compliance with all legal requirements governing such activities.
     10. Non-Raiding. Executive agrees that during his employment by the Corporation and until the greater of (i) two years after the termination of Executive’s employment by the Corporation for any reason, or (ii) such period of time as Executive is receiving bonus payments pursuant to Section 4.1 hereof, he will not, directly or indirectly, without the prior written consent of the Corporation, induce or influence, or seek to induce or influence, any person who is engaged by the Corporation or any affiliate of the Corporation as an employee, agent, independent contractor or otherwise, or any entity which is doing business with the Corporation in any capacity to terminate or modify such employment or engagement, or such business relationship with the Corporation nor shall Executive directly or indirectly, through any other person, firm or corporation, employ or engage, or solicit for employment or engagement, or advise or recommend to any other person or entity that such person or entity employ or engage or solicit for employment or engagement, any person or entity employed or engaged by or doing business with the Corporation or any affiliate of the Corporation.
     11. Miscellaneous.
          11.1 The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent such party thereafter from enforcing such provision or any other provision of this Agreement. The rights granted both parties herein are cumulative and the election of one shall not constitute a waiver of such party’s right to assert all other legal remedies available under the circumstances.
          11.2 Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation, at the address of its principal place of business,

and any notice to be given to Executive shall be addressed to him at his home address last shown on the records of the Corporation, or such other address as either party may hereafter designate in writing to the other. Any notice shall be deemed duly given when mailed by registered or certified mail, postage prepaid, as provided herein.
          11.3 The provisions of the Agreement are severable, and if any provision of this Agreement shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts thereof, shall not be affected thereby.
          11.4 The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Corporation.
          11.5 This Agreement supersedes all prior agreements and understandings between the parties hereto, oral or written, and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

RETAMA ENTERTAINMENT GROUP, INC

/s/ Bryan P. Brown	/s/ Christopher J. Hall

Signature	CHRISTOPHER J. HALL

Bryan P. Brown

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